As filed with the Securities and Exchange Commission on October 2, 2008

Registration No. 333-

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MIDCAROLINA FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

North Carolina	55-6144577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3101 South Church Street Burlington, North Carolina	27215
(Address of principal executive offices)	(zip code)

(336) 538-1600

Registrant’s telephone number, including area code

Amended and Restated

MidCarolina Financial Corporation

Omnibus Stock Ownership and

Long Term Incentive Plan

(Full title of the Plan)

Charles T. Canaday, Jr.	Copy to:
President and Chief Executive Officer	William R. Lathan, Jr., Esq.
MidCarolina Financial Corporation	Ward and Smith, P.A.
3101 South Church Street	1001 College Court
Burlington, North Carolina 27215	New Bern, North Carolina 28562
(336) 538-1600	(252) 672-5458
(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	159,571 shares	$8.995	$1,435,341	$57.00

(1)	Represents additional shares of common stock authorized to be issued under the Amended and Restated Omnibus Stock Ownership and Long Term Incentive Plan pursuant to an amendment to the Plan approved by the Registrant’s shareholders on May 27, 2008. Pursuant to Rule 416, this Registration Statement also covers any additional shares of common stock issued or issuable under the terms of the Plan and awards granted thereunder as a result of stock splits, stock dividends and similar transactions.
(2)	Calculated solely for purposes of this Registration Statement under Rule 457(h) on the basis of the average of the high and low sales prices of the common stock reported on the OTC Bulletin Board on September 29, 2008.

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 in order to register for sale 159,571 additional shares that may be issued in the future pursuant to the Amended and Restated MidCarolina Financial Corporation Omnibus Stock Ownership and Long Term Incentive Plan, as amended (the “Plan”), which were authorized for issuance by an amendment to the Plan approved by the Registrant’s shareholders on May 27, 2008. The contents of Registrant’s Registration Statement on Form S-8 filed on October 5, 2007 (Reg. No. 333-146523) pertaining to 412,500 shares originally authorized to be issued under the Plan is incorporated into this Registration Statement by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on September 23, 2008.

MIDCAROLINA FINANCIAL CORPORATION

By:	/s/ Charles T. Canaday, Jr.
Charles T. Canaday, Jr.
President and Chief Executive Officer

WITNESSETH, that each of the undersigned directors or officers of MIDCAROLINA FINANCIAL CORPORATION (“FinCorp”), a North Carolina corporation, by his or her signature below, hereby constitutes and appoints each of CHARLES T. CANADAY, JR. and CHRISTOPHER B. REDCAY, or any substitute appointed by either of them, jointly and severally, as his or her true and lawful attorney-in-fact and agent for him or her, and in his or her name, place and stead, to execute and sign a Registration Statement on Form S-8 or other appropriate form to be filed by FinCorp with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, with respect to the offer and sale of shares of FinCorp’s common stock to directors of FinCorp and its subsidiaries pursuant to the Amended and Restated Omnibus Stock Ownership and Long Term Incentive Plan; and, further, to execute and sign any and all pre-effective and post-effective amendments to such Registration Statement, and to file all of the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of each said attorney-in-fact and agent which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Charles T. Canaday, Jr.	President, Chief	September 23, 2008
Charles T. Canaday, Jr.	Executive Officer and Director (principal executive officer)

/s/ Christopher B. Redcay	Senior Vice President and	September 23, 2008
Christopher B. Redcay	Chief Financial Officer (principal financial and accounting officer)

/s/ Dexter R. Barbee, Sr.	Director	September 23, 2008
Dexter R. Barbee, Sr.

/s/ H. Thomas Bobo	Director	September 23, 2008
H. Thomas Bobo

/s/ James R. Copland, III	Chairman and Director	September 23, 2008
James R. Copland, III

/s/ Thomas E. Chandler	Director	September 23, 2008
Thomas E. Chandler

/s/ J. Anthony Holt	Director	September 23, 2008
J. Anthony Holt

/s/ F. D. Hornady, III	Vice Chairman and Director	September 23, 2008
F. D. Hornady, III

/s/ Teena M. Koury	Director	September 23, 2008
Teena M. Koury

/s/ John H. Love	Director	September 23, 2008
John H. Love

/s/ James B. Powell	Director	September 23, 2008
James B. Powell

/s/ John K. Roberts	Director	September 23, 2008
John K. Roberts

/s/ James H. Smith, Jr.	Director	September 23, 2008
James H. Smith, Jr.

/s/ Robert A. Ward	Director	September 23, 2008
Robert A. Ward

3

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of common stock certificate (incorporated by reference from Exhibits to Registrant’s Form 10-QSB for the quarter ended September 30, 2002)

5.1	Opinion of Ward and Smith, P.A. as to the legality of the securities being registered (filed herewith)

23.1	Consent of Dixon Hughes PLLC (filed herewith)

23.2	Consent of Ward and Smith, P.A. (contained in its opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)